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                                   FORM 15

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


           Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 333-14105
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                           Merchants Bancorp, Inc.
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            (Exact name of registrant as specified in its charter)

         100 North High Street, Hillsboro, Ohio 45133 (513) 393-1993
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(i)  [X] and (c) (d)
                Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(1)(ii) [ ]
                Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii) [ ]    Rule 12h-3(b)(2)(ii) [ ]

        Approximate number of holders of record as of the certification or notice date:

(Record Holders)   250
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(Date) December 31, 1996
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        Pursuant to the requirements of the Securities Exchange Act of 1934
Merchants Bancorp, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 14, 1997                       BY:      /s/Paul W. Pence, Jr.
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                                                   Paul W. Pence, Jr., President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission six copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.